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                                                                   EXHIBIT 10.18

                              [LOGO OF US AIRWAYS]

                                 March 28, 2002

Mr. Jerrold A. Glass
1300 19th Street, NW
Suite 700
Washington, DC 20036

Dear Jerry:

     We are pleased to offer you employment with US Airways, Inc. in the position of Senior Vice President-Employee Relations. This letter outlines the terms of US Airways' offer of employment. The terms of this offer will be recommended to the Human Resources Committee of our Board of Directors for final approval at the next Board meeting. Your start date will be as mutually agreed to, but we would like it to be as soon as possible.

     Your position will report directly to David Siegel, the President and CEO, and your annual base salary will be $385,000. In addition to your salary, you will be eligible for incentive compensation pursuant to the terms of the Incentive Compensation Plan ("ICP") and the Long-Term Incentive Plan ("LTIP") for US Airways Group, Inc. Your target for the ICP will be 50 percent of your base salary and may be increased for results in excess of the target up to a maximum of 100 percent of base salary. Your target for the LTIP will be 70 percent of your base salary and may be increased for results in excess of the target up to a maximum of 140 percent of base salary.

     We have agreed to guarantee your first year's ICP payment, in the amount of 50% of your base salary of record (a total of $192,500) to be paid to you as a signing bonus within 30 days of your employment. If the ICP pays in excess of the target amount for the 2002 fiscal year, you will be entitled to receive a payment equal to the difference between the payout amount and the target amount previously paid to you.

     We will also recommend to the Human Resources Committee that you receive a grant of non-qualified stock options to buy 100,000 shares of US Airways Group, Inc. Common Stock in accordance with the terms of the 1996 Stock Incentive Plan of US Airways Group, Inc. ("1996 Stock Plan"). These options will be effective on the date of your employment. The options will vest over a three-year schedule with one-third vesting on the first anniversary of your employment and an additional one-third vesting

                     2345 Crystal Drive Arlington, VA 22227

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Mr. Jerrold A. Glass
March 28, 2002
Page 2

on each of the subsequent two anniversary dates. The option price of these shares will be based upon the average of the high and the low price of the stock on the Composite Tape of the New York Stock Exchange on the date you begin employment with the company or the date of the meeting of the Human Resources Committee, whichever price is lower.

     Additionally, we will recommend that the Human Resources Committee approve a restricted stock grant in the amount of 25,000 shares in accordance with the terms of the 1996 Stock Plan. The restricted stock grant will also vest on a three-year schedule with one-third of the restricted stock vesting on the first anniversary of your employment and an additional one-third vesting on each of the subsequent two anniversary dates.

     You will be eligible for medical, dental, life and disability insurance and pension plan participation on the same basis as other US Airways officers. You will be provided additional information on these benefit plans following your employment with US Airways. In addition, we have agreed to provide you with a supplemental executive retirement agreement ("SERP"). The SERP will provide you with a pension benefit under the formula contained in the US Airways frozen defined benefit pension plan for salaried employees which produces a benefit equal of 65% of your final average earnings (base plus bonus) based on 30 years of credited service. You will accrue credited service under the SERP at the rate of two years of deemed credited service for each of the first five years of your employment and one year of deemed credited service for each completed year after the first five years of actual service. You will be immediately vested in the SERP benefit as it accrues.

     Essentially, the formula for accrual of benefits in the defined benefit plan is 2.4% of final average earnings for each year of service up to 25 years and 1% of final average earnings for each of the next 5 years, offset by Social Security benefits. Benefits under the SERP will be based upon your actual salary and deemed ICP target bonus of 50% of salary and will be calculated in accordance with the terms of the frozen defined benefit plan. The amount paid under the SERP will be offset by other Company provided pension benefits. Benefits payable under the SERP will be accrued but unfunded and unsecured and are payable from the general assets of US Airways.

     US Airways also offers you and your eligible family members on-line first class, positive space travel privileges for business and pleasure for a small annual fee. The Internal Revenue Service requires that you receive imputed income for positive space non-business travel and that you pay taxes on such income. US Airways' officer benefit package provides a gross-up payment (up to a maximum of $10,000) to cover your tax liability resulting from travel. In addition, you and your eligible family members will have free access to US Airways Club facilities.

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Mr. Jerrold A. Glass
March 28, 2002
Page 3

     You will be eligible to receive lifetime officer travel benefits upon the completion of five years of service with US Airways.

     As an officer of US Airways, you will also receive an employment agreement providing you with certain benefits in the event that your employment is terminated or substantially changed either prior to a change in ownership of the company or following a change of control. If your employment is terminated or substantially changed prior to a change in control, you will receive a severance benefit equal to two years' base salary and target bonus. In the event that your employment is terminated or substantially changed after a change in control, you will receive a severance benefit equal to three years' base salary and target bonus, three years of benefit continuation, three years of LTIP payout and life time officer travel benefits.

     The preceding paragraphs describe US Airways' current officer benefit programs. These programs may be changed from time to time or terminated at management's discretion.

     US Airways requires all prospective employees to submit to drug testing prior to the establishment of an employment relationship. You will be contacted by US Airways' Medical Affairs department to arrange a testing time and location. Your employment is contingent upon successful completion of the drug test.

     Enclosed are two copies of this letter. Please countersign the letters in the space provided for your signature and return one copy to me as soon as possible. Please keep one copy for your records.

                                              Sincerely,


                                              Michelle V. Bryan
                                              Senior Vice President
                                              Human Resources

Accepted:
            ---------------------------
            Jerrold A. Glass

Date:
            ---------------------------